UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of report

(Date of earliest event reported)

November 3, 2004

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HEALTHTRAC, INC.

(Exact Name of Registrant as Specified in its Charter)

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Canada	000-14356	91-1353658
(Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Island Drive, Suite 105, Redwood City, CA 94065

(Address of Principal Executive Offices) (Zip Code)

(650) 631-5800

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Healthtrac, Inc. (the “Company”) and Edward W. Sharpless entered into an Employment Agreement on October 26, 2004 that provides for Mr. Sharpless’ employment as President and Chief Executive Officer of the Company and its Healthtrac Corporation subsidiary.  Mr. Sharpless will receive an annual salary of $185,000.  The Company granted Mr. Sharpless 7,000,000 restricted shares of the Company’s Series III Class A shares vesting over the contract term.  In addition, Mr. Sharpless has the opportunity to receive incentive shares of the Company’s Series III Class A shares for achieving various established performance objectives.

The term of the Employment Agreement is for two years, provided that the Company may terminate Mr. Sharpless’ employment with or without cause (pursuant to the termination provisions of the Agreement).  Mr. Sharpless may also terminate the Agreement voluntarily or with good reason (pursuant to the provisions of terminating with good reason outlined in the Agreement).  If Mr. Sharpless’ employment is terminated by the company without cause, by Mr. Sharpless for good reason or by Mr. Sharpless because the Company has materially failed to comply with the terms and conditions of the Employment Agreement, Mr. Sharpless is entitled to receive (i) unpaid salary amounts and the cash equivalent of any accrued but unused vacation through the date of termination, (ii) two years of both his base salary and incentive compensation, (iii) continued coverage under the Company’s standard and executive benefit plans, and (iv) restricted stock award described above shall have accelerated vesting as outlined in the Agreement.  If Mr. Sharpless voluntarily terminates his employment or it is terminated by the Company for cause, Mr. Sharpless is entitled to receive unpaid salary amounts and the cash equivalent of any accrued but unused vacation through the date of termination and further restricted stock awards shall cease to vest.

ITEM 9.01.         FINANCIAL STATEMENTS AND EXHIBITS

                            (c)    Exhibits.

                            10.1   Employment Agreement between Healthtrac, Inc. and Edward Sharpless, dated October 26, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

HEALTHTRAC, INC.
Date:	November 3, 2004	By:	/s/ TONY Z. DICOSTANZO

Tony Z. DiCostanzo, Chief Financial Officer